Exhibit 8.1

The following table sets forth the significant subsidiaries owned, directly or indirectly, by us.

Name of subsidiary	Place of incorporation/ establishment	Percentage of equity interest held
Global Appliances Holdings Limited	British Virgin Islands	100%
Global Display Holdings Limited	British Virgin Islands	100%
Lite Array Holdings Limited	British Virgin Islands	100%
Kwong Lee Shun Trading Company Limited	Hong Kong	100%
Pentalpha Enterprises Limited	Hong Kong	100%
Pentalpha Hong Kong Limited	Hong Kong	100%
Dongguan Wing Shing Electrical Products Factory Company Limited (“DWS”)	China	100%
Wing Shing Products (BVI) Company	British Virgin Islands	100%
Wing Shing Overseas Limited	British Virgin Islands	100%
Global-Tech USA, Inc.	United States	100%
MasterWerke Limited	United States	100%
Pentalpha Macau Commercial Offshore Limited (“PMA”)	Macau	100%
Global Lite Array (BVI) Limited (“GLA”)	British Virgin Islands	76.75%
Lite Array OLED (BVI) Company Limited	British Virgin Islands	76.75%
Lite Array, Inc (“LA”)	United States	76.75%
Global Display Limited	Hong Kong	100%
GT Investments (BVI) Limited	British Virgin Islands	100%
Dongguan Lite Array Company Limited	China	100%
Lite Array (OLED) H.K. Limited	Hong Kong	100%
Global Optic Limited	Hong Kong	100%
Winway Technology Development	Hong Kong	83.33%
Consortium Investment (BVI) Limited	British Virgin Islands	100%
Global Rich Innovation Limited	Hong Kong	100%